                                                                      EXHIBIT 12



                             WMX TECHNOLOGIES, INC.

                       Ratio of Earnings to Fixed Charges
                                  (Unaudited)

                      (millions of dollars, except ratio)



                                                      Nine Months
                                                   Ended September 30
                                                  -------------------
                                                  1993(1)      1994
                                                  -------    --------

Income Before Income Taxes and Minority
 Interest.......................................   $544.1    $1,133.0
Interest Expense................................    291.5       325.5
Capitalized Interest............................    (75.2)      (79.5)
One-Third of Rents Payable in the Next Year.....     31.1        34.9
                                                   ------    --------
Income Before Income Taxes, Minority Interest,
 Interest and One-Third of Rents................   $791.5    $1,413.9
                                                   ======    ========
Interest Expense................................   $291.5    $  325.5
One-Third of Rents Payable in the Next Year.....     31.1        34.9
                                                   ------    --------
Interest Expense plus One-Third of Rents........   $322.6    $  360.4
                                                   ======    ========
Ratio of Earnings to Fixed Charges..............  2.45 to 1  3.92 to 1


(1) The results for 1993 include a non-taxable gain ($15.1 million before minority interest) resulting from the issuance of shares by the Company's Rust International Inc. subsidiary and special charges ($550 million before tax and minority interest) relating to a special asset revaluation and restructuring charge recorded by the Company's Chemical Waste Management, Inc. subsidiary. Excluding the effects of these items, the ratio of earnings to fixed charges would be 4.11 to 1.